Exhibit 32

CERTIFICATIONS

Solely for the purpose of complying with 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Wolverine World Wide, Inc. (the “Company”) that the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2022 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Date:	February 23, 2023	/s/ Brendan L. Hoffman
Brendan L. Hoffman
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Michael D. Stornant
Michael D. Stornant
Executive Vice President, Chief Financial Officer and Treasurer
(Principal Financial Officer)